Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-163866) of Retail Opportunity Investments Corp. (the Company) of our reports dated: (i) April 15, 2011, relating to our audit of the Statement of Revenues and Certain Expenses of Gateway Village included in the Company’s April 15, 2011 Form 8-K filing; (ii) April 15, 2011, relating to our audit of the Statements of Revenues and Certain Expenses of Desert Springs Marketplace, Mills Shopping Center and Nimbus Winery Shopping Center included in the Company’s April 15, 2011 Form 8-K/A filing; (iii) May 17, 2011, relating to our audit of the Statement of Revenues and Certain Expenses of Marketplace Del Rio included in the Company’s May 18, 2011 Form 8-K filing; and, (iv) June 1, 2011, relating to our audit of the Statement of Revenues and Certain Expenses of Pinole Vista included in the Company’s June 1, 2011 Form 8-K filing.

PKF LLP
New York, NY
June 1, 2011